Exhibit 99.4
FORM OF LETTER TO CLIENTS OF STOCKHOLDERS WHO ARE ACTING AS NOMINEES

Re:	Energy Focus, Inc. – [___,___,___] Shares of Common Stock Offered Pursuant to Rights Distributed to Stockholders
October [__], 2009
THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON [NOVEMBER ___], 2009, UNLESS EXTENDED BY ENERGY FOCUS, INC.
To Our Clients:
     This notice is being distributed by Energy Focus, Inc. (the “Company”) to all holders of record of its common stock, par value $0.0001 per share (the “Common Stock”), as of 5:00 p.m., New York City time, on October [___], 2009 (the “Record Date”), in connection with an offering (the “Rights Offering”) of transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock. The Rights, the Rights Offering, and the Common Stock are described in the Company’s enclosed prospectus, dated October [___], 2009 (the “Prospectus”).
     In the Rights Offering, the Company is offering an aggregate of [___,___,___] shares of its Common Stock to raise a maximum of $3.5 million, as described in the Prospectus.
     You will receive one Right for each share of Common Stock owned as of the Record Date. Each Right will entitle you to purchase one share of Common Stock (the “Basic Subscription Right”) at the cash price of $[__.___] per share (the “Subscription Price”). Stockholders presently hold [15,078,979+] shares of Common Stock. We will issue only [___,___,___] shares upon the exercise of Rights, however. If basic subscription requests exceed the number of shares available, we will allocate the available shares pro rata among each stockholder that exercises the Basic Subscription Right in proportion to the number of shares owned by the stockholder on the Record Date relative to the number of shares owned on the Record Date by all stockholders exercising the Basic Subscription Right.
     In addition, each holder of Rights that exercises its Basic Subscription Right in full will be eligible to purchase any portion of the shares of Common Stock not purchased by other stockholders of the Company through the exercise of their Basic Subscription Rights at the same Subscription Price of $[__.___] per share (the “Over-Subscription Right”). If over-subscription requests exceed the number of shares available, we will allocate the available shares pro rata among each stockholder that exercises the Over-Subscription Right in proportion to the number of shares owned by the stockholder on the Record Date, relative to the number of shares owned on the Record Date by all stockholders exercising the Over-Subscription Right.

     Fractional Rights or cash in lieu of fractional rights will not be issued in the Rights Offering. Fractional Rights will be rounded up to the nearest whole number. Fractional shares will not be issued in the Offering. They also will be rounded up to the nearest whole number.
     The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on November [___], 2009, unless the Company extends the Rights Offering period as described in the Prospectus (such date and time, as it may be extended, the “Expiration Date”). All exercises of the Rights are irrevocable. You should read the Prospectus carefully before deciding whether to exercise your Rights.
     Your Rights will be issued electronically in registered, book-entry form only on our records or on the records of our transfer agent, The Bank of New York Mellon Shareowner Services. If not exercised, your Rights will cease to have any value as of the Expiration Date.
     Enclosed are copies of the following documents:
1.	The Prospectus;

2.	Letter of Transmittal to exercise your Subscription Rights;

3.	Instructions as to Use of the Letter of Transmittal;

4.	Beneficial Owner Election Form; and

5.	A return envelope addressed to us.
     THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. We urge you to read the Prospectus carefully before instructing us whether to exercise your Rights.
     Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire 5:00 p.m., New York City time, on the Expiration Date. Subscriptions are irrevocable.
     If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the enclosed Beneficial Owner Election Form in the accompanying return envelope. Delivery of the Beneficial Owner Election Form to an address other than as set forth on the accompanying return envelope does no constitute a valid deliver.
     ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO THE BANK OF NEW YORK MELLON SHAREOWNER SERVICES, THE INFORMATION AGENT, AT [___.___.___].